EXHIBIT 10.35

March 18, 2004

Mr. Malcolm Thompson

c/o Photon Dynamics, Inc.

5970 Optical Court

San Jose, CA 95138

Dear Malcolm:

Photon Dynamics, Inc. (the “Company”) is pleased to offer to continue your consulting engagement with the Company in the position of Executive Chairman of the Company’s board of directors (the “Board”) in this agreement (the “Agreement”) on the following terms.

1. Consulting Period. You began consulting with the Company on February 1, 2004 and the Company will continue to engage you as a consultant from the date of this Agreement until December 31, 2004 (the “Consulting Period”), unless the Consulting Period is extended by you and the Company, or terminated earlier pursuant to paragraph 9 below. During the Consulting Period, you will make yourself available to perform consulting services for up to six (6) days per month as arranged and agreed between you and the Company’s President and CEO.

2. Consulting Services. During the Consulting Period, you will provide advice and services to the Company’s senior management staff with respect to Company business matters (the “Consulting Services”). The manner and means by which you choose to perform your work are in your sole discretion and control, although you agree to exercise the highest degree of professionalism and utilize your expertise in performing these consulting services.

3. Consulting Fees. The Company will pay you as consulting fees a lump sum amount of $54,000, which will be paid to you within five (5) business days after you sign and return this Agreement to the Company (the “Initial Payment”). The Company will pay you as additional consulting fees the amount of $12,000 per month for consulting services rendered on and after February 1, 2004 (the “Consulting Payments,” collectively with the Initial Payment, the “Consulting Fees”) through the end of the Consulting Period. The Company will pay you the Consulting Payments on a monthly basis. In addition, the Company will reimburse you for all reasonable, documented business expenses incurred in performing services under this Agreement. You will invoice the Company for any expenses you incur in connection with the Consulting Services, and any expense of more than $1,000 dollars will require prior written approval from the Company’s Chief Financial Officer.

Mr. Malcolm Thompson

March 18, 2004

4. Stock Option. Subject to approval of the Board, the Company shall grant you a nonstatutory stock option to purchase 27,000 shares of the Company’s Common Stock (the “Option”) pursuant to the Company’s Amended and Restated 1995 Stock Option Plan (the “1995 Plan”). The exercise price of the Option shall be equal to the fair market value of the Company’s common stock as of the date of grant, as determined by the Board. As of the date the Option is granted 4,500 of the Option shares shall be immediately vested and exercisable. On March 31, 2004, and on the last day of each month thereafter during the Consulting Period, 2,250 of the Option shares will vest and become exercisable, so that the Option will be fully vested and exercisable on December 31, 2004 if the Consulting Period extends through and including such date. You hereby agree that if the Consulting Period terminates before December 31, 2004, your Option will cease vesting as of such termination date (the “Termination Date”) and that all unvested shares of the Option will terminate as of the Termination Date. You further agree that you may exercise the vested shares of the Option only during the 90-day period following the Termination Date and you agree that the Option will terminate at the end of such period. The Option will otherwise be governed by the terms and conditions of the 1995 Plan and the applicable stock option agreement and grant notice. In addition, you acknowledge and agree that as Executive Chairman of the Board, you are an “officer” of the Company as defined in the 1995 Plan and, as of the date you were elected as an officer, you ceased to be a “Non-Employee Director” as defined in the 1995 Plan. Further, you acknowledge and agree that following the Consulting Period, if you resume the status of a “Non-Employee Director” as defined in the 1995 Plan, you will again be entitled to receive “Subsequent Grants,” but not an “Initial Grant,” under the 1995 Plan.

5. Independent Contractor Relationship. Your relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. You will not be entitled to any of the benefits that the Company may make available to its employees, including, but not limited to, group health or life insurance, paid time off, paid holidays, or participation in other employee benefit plans, You are not authorized to make any representation, contract or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by the Board. You are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of Consulting Fees and Termination Payments (if any) under this Agreement. No part of your compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to you by filing Form(s) 1099-MISC with the Internal Revenue Service as required by law.

6. Confidential Information. You agree to hold the Company’s Confidential Information in strict confidence and not to use, disclose, lecture on, or publish any of the Confidential Information, except in the performance of the Consulting Services or with the

Mr. Malcolm Thompson

March 18, 2004

written authorization of the Company. “Confidential Information” as used in this Agreement shall include, without limitation: (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, other works of authorship, know-how, ideas, processes, formulas, designs, techniques, software programs and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) the existence or content of any business discussions, negotiations or agreements between the Company and any third party; and (e) any information regarding the skills and compensation of employees, contractors or other agents of the Company or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party that may disclose such information to the Company or you in the course of the Company’s business. All Confidential Information furnished to you by the Company is the sole and exclusive property of the Company or its suppliers or customers. Notwithstanding the other provisions of this Agreement, nothing received by you will be considered to be Proprietary Information if (i) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by you from a third party without confidential limitations; (3) it has been independently developed for you by personnel or agents having no access to the Proprietary Information; or (4) it was known to you prior to your first receipt from the Company. Upon request by the Company, you agree to promptly deliver to the Company the original and any copies of such Confidential Information.

7. Confidential Information of Third Parties. In performing the Consulting Services for the Company, you may not use or disclose any confidential information, including trade secrets, of any former or current employer or other person to whom you have an obligation of confidentiality. Rather, you are expected to use only information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You hereby acknowledge that in performing the Consulting Services, you have performed and will continue to perform those services within the guidelines just described.

8. No Conflict of Interest. During the Consulting Period you will not accept work, enter into any contract, or accept any obligation from any third party that is inconsistent or incompatible with your obligations or duties to the Company under this Agreement, unless you have received express written consent from the Board before engaging in such activity, which consent may be withheld by the Board in its sole discretion. You warrant that there is no other contract or duty on your part inconsistent with this Agreement.

Mr. Malcolm Thompson

March 18, 2004

9. Termination.

(a) By Consultant. You may unilaterally terminate the Consulting Period at any time upon written notice to the Company.

(b) By the Company. The Company may unilaterally terminate the Consulting Period only for Cause. If the Company terminates the Consulting Period before December 31, 2004, you will be entitled to receive a termination payment in an amount equivalent to the lesser of: (a) three (3) months of the Consulting Payments or (b) the remainder of the Consulting Payments that would otherwise have been earned by you through December 31, 2004 (the “Termination Payments”). As a pre-condition of receiving the Termination Payments, you must first sign and return to the Company a general release of claims in favor of the Company substantially in the form attached hereto as Exhibit A (the “Release”). The Termination Payments will be paid in equal installments on a monthly basis, with the first payment to be made on the last day of the month in which you return the signed Release to the Company.

For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (a) your indictment or conviction of any felony, or of any other crime involving moral turpitude or dishonesty; (b) your participation in any fraud against the Company or its successor; (c) breach of your consulting responsibilities to the Company or its successor, including, without limitation, persistent unsatisfactory performance of the Consulting Services; (d) intentional damage to any property of the Company or its successor; (e) willful conduct that is demonstrably injurious to the Company or its successor, monetarily or otherwise; (f) breach of any agreement with the Company or its successor; (g) conduct by you that in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve; or (h) your physical or mental disability or death. Prior to a termination for Cause under subsection (c), the Company shall provide you with written notice of the breach constituting Cause and thirty (30) days to cure such breach.

(c) By Mutual Agreement. The Company and you may agree to terminate the Consulting Period at any time. If the Consulting Period is terminated by mutual agreement before December 31, 2004, you will be entitled to receive the Termination Payments described above, provided that you first sign and return the Release to the Company.

(d) Expiration. If the Consulting Period is not extended by written agreement of the Parties, it will terminate on December 31, 2004.

10. Survival. The rights and obligations contained in paragraphs 6 (“Confidential Information”) and 7 (“Confidential Information of Third Parties”) will survive the termination or expiration of your consulting relationship with the Company.

Mr. Malcolm Thompson

March 18, 2004

11. Successors and Assigns. You may not subcontract or otherwise delegate your obligations under this Agreement without the Company’s prior written consent. Subject to the foregoing, this Agreement will be for the benefit of the Company’s successors and assigns, and will be binding on your assignees.

12. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

13. Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California.

14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

15. Entire Agreement. This Agreement, including Exhibit A, constitutes the entire agreement between the parties relating to the subject matters herein and supersedes all prior or contemporaneous communications, representations, promises or agreements concerning such subject matters. This Agreement may only be changed by a written agreement between you and an authorized representative of the Company.

Mr. Malcolm Thompson

March 18, 2004

If the terms set forth above are acceptable to you, please sign and return to me the original of this Agreement and retain a copy for your files.

We look forward to continuing to work with you pursuant to this Agreement.

Sincerely,

PHOTON DYNAMICS, INC.

By:	/s/ Richard Okumoto	3/24/04

Richard Okumoto Chief Financial Officer

EXHIBIT A – RELEASE AGREEMENT

ACCEPTED AND AGREED:

/s/ Malcolm Thompson

MALCOLM THOMPSON

EXHIBIT A

RELEASE AGREEMENT

(To be signed and returned to the Company on or after the Termination Date)

I understand that my consulting relationship with Photon Dynamics, Inc. (the “Company”) terminated effective                              (the “Termination Date”). The Company has agreed that if I choose to sign this Release Agreement, the Company will pay me certain termination benefits pursuant to the terms of the letter agreement dated March 18, 2004 between myself and the Company (the “Agreement”). I understand that I am not entitled to such benefits unless I sign this Release Agreement and it becomes fully effective.

In consideration for the Termination Payments and other consideration provided to me under the Agreement to which I would not otherwise be entitled, I hereby completely release the Company, and its affiliated, related, parent and subsidiary corporations, and its and their present and former directors, officers, employees, attorneys and agents (collectively, the “Released Parties”) from any and all claims of any kind, known and unknown, which I may now have or have ever had against any of them, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my consulting relationship with the Company or the termination of that relationship; (2) all claims related to my compensation from the Company for the consulting services, including Consulting Fees, expense reimbursements, and stock options; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation and emotional distress; and (5) all federal, state, and local statutory claims.

I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Released Parties.

By:		Date:

Malcolm Thompson